EXHIBIT 99.1

Immunomedics and UCB Announce Restructuring of Epratuzumab License Agreement

- Immunomedics will receive $30 million -

- UCB permitted to sublicense in certain territories  -

- Additional payment of $30 million to Immunomedics upon consummation of UCB sublicense  -

- Return of UCB's buy-in right for oncology  -

MORRIS PLAINS, N.J. and BRUSSELS, Belgium, Dec. 28, 2011 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU) and UCB S.A. (Euronext Brussels:UCB) today announced that they have amended their Development, Collaboration and License Agreement for the exclusive worldwide rights to develop, market and sell epratuzumab for all autoimmune disease indications. The restructuring provides UCB with the flexibility to select a partner to sublicense its rights for certain territories. Under the terms of the amended agreement, in return for the right to sublicense, UCB returned its buy-in right for the cancer indication to Immunomedics.

Immunomedics will receive a non-refundable cash payment totaling $30 million upon execution of the amendment. In the event UCB exercises its right to sublicense, Immunomedics will be entitled to receive an additional cash payment of $30 million and additional payments upon achievement of new regulatory and sales milestones pursuant to the amended Development, Collaboration and License Agreement. In addition, Immunomedics will issue to UCB a 5-year warrant to purchase one million shares of Immunomedics' common stock at an exercise price equal to $8.00 per share.

"We are pleased with the amendment we have reached with Immunomedics.  It allows UCB an opportunity to explore collaborations with third parties to take full advantage of the opportunities presented by epratuzumab.  People living with lupus are suffering and waiting for therapeutic options.  UCB strongly believes in partnership and in bringing epratuzumab to people living with severe autoimmune diseases - especially lupus," said Iris Loew-Friedrich, EVP and Chief Medical Officer of UCB.

"We are pleased with this amendment to our original Licensing Agreement with UCB, now permitting UCB's sublicensing of epratuzumab in certain territories and the unencumbered return to Immunomedics of the oncology indication," commented Cynthia L. Sullivan, President and Chief Executive Officer of Immunomedics.  "Furthermore, we believe the potential for UCB to sublicense epratuzumab will add significant value to future development of this agent in the treatment of autoimmune diseases," Ms. Sullivan added.

Epratuzumab is currently being evaluated in two Phase III randomized, double blind, placebo-controlled, multicenter trials (EMBODY1 and EMBODY2) for the treatment of patients with moderate to severe lupus.

About UCB

UCB, Brussels, Belgium (www.ucb.com) is a biopharmaceutical company dedicated to the research, development and commercialization of innovative medicines with a focus on the fields of central nervous system and immunology disorders. Employing more than 9000 people in over 40 countries, UCB produced revenue of EUR 3.22 billion in 2010. UCB is listed on Euronext Brussels (symbol: UCB).

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 189 patents issued in the United States and more than 400 foreign patents, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with any cash payment that the Company might receive in connection with a sublicense involving a third party and UCB, which is not within the Company's control, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: For More Information:
         Dr. Chau Cheng
         Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com